Exhibit 99.2

Contacts:
Joseph Jones (Media)	Richard Veldran (Investors/Analysts)
jonesjo@dnb.com	veldranr@dnb.com
973.921.5732	973.921.5863

D&B Announces Executive Appointments to Drive Growth

•	Jim Burke promoted to President – U.S. Customer Segments

•	Charlie Gottdiener promoted to President – Global Solutions

•	Byron Vielehr, Chief Information Officer, assumes additional responsibility for leading the Company’s Data Strategy and Operations

Short Hills, N.J. – December 19, 2007 – D&B today announced executive appointments to drive the implementation of the Company’s long-term strategy. These appointments are effective January 1, 2008.

Jim Burke is promoted to President – U.S. Customer Segments. Jim was most recently the Company’s Chief Marketing Officer and Leader – Global Solutions. Under his leadership, RMS – D&B’s largest solution set – has become a growth driver for the Company. Specifically, Jim led the creation of the Company’s subscription pricing plan, the primary driver of growth in the RMS segment. He also led the development and launch of DNBi, the Company’s web-based subscription service and flagship platform, which uses innovation to bring customers greater value. Jim joined D&B in December 2001, following senior marketing roles at Prudential’s E-Business Group and First USA Bank.

Charlie Gottdiener is promoted to President – Global Solutions. Charlie was most recently Senior Vice President, Small Business Marketing. In this role, Charlie has driven significant progress in advancing the Company’s internet strategy, leading its fast-growing Hoover’s business and completing strategic acquisitions to enhance D&B’s internet capabilities. Charlie joined D&B in September 2002 as Vice President – Strategy & Business Development, where he was responsible for developing and executing strategic plans in support of the Company’s Blueprint for Growth Strategy. Charlie’s background includes senior leadership roles at Cap Gemini Ernst & Young, Ernst & Young, CSC Index and the Boston Consulting Group.

In these roles, Jim and Charlie will assume responsibility for co-leading the Company’s U.S. P&L.

Byron Vielehr currently Chief Information Officer, will assume additional responsibility for leading the Company’s data strategy and operations. Byron joined D&B in July 2005 as Chief Information Officer and has since developed the Company’s new multi-horizon Technology strategy. Byron led the evolution of the Company’s technology framework to fuel its long-term strategy and the creation of a flexible and customer-focused platform environment for its DNBi solution. Byron brought to D&B 17 years of strategic technology planning experience, including senior leadership roles at NorthStar Systems International, Inc. and Merrill Lynch.

Jim, Charlie and Byron will report to Sara Mathew, the Company’s President and Chief Operating Officer.

“The appointments we’re announcing today provide further evidence of our ability to develop our talent, a key component of our future success,” said Steve Alesio, Chairman and CEO of D&B. “We’ll leverage Jim’s strengths to continue the growth momentum in our U.S. Business, Charlie’s proven expertise to develop our growth plans, and Byron’s leadership to leverage our technology framework to underpin our data strategy,” Alesio continued.

The Company also announced that Jim Howland, currently President – D&B International has made a personal decision to leave D&B in 2008 after a period of transition.

“With these appointments, Sara will partner more closely with me to advance our strategic plans. She’ll also shift her focus to build on the good progress we’ve made in International to implement an infrastructure to drive sustainable growth in this business,” added Alesio. “I’m confident that with these executive appointments, as well as the strength of our entire Global Leadership Team, we will continue to deliver on our commitments and create increasing value for our shareholders,” Alesio concluded.

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About D&B

D&B (NYSE:DNB) is the world’s leading source of commercial information and insight on businesses, enabling companies to Decide with Confidence(R) for over 165 years. D&B’s global commercial database contains more than 115 million business records. The database is enhanced by D&B’s proprietary DUNSRight(R) Quality Process, which provides our customers with quality business information. This quality information is the foundation of our global solutions that customers rely on to make critical business decisions.

D&B provides customers with four solution sets, which meet a diverse set of customer needs globally. Customers use D&B Risk Management Solutions(TM) to mitigate credit risk, increase cash flow and drive increased profitability; D&B Sales & Marketing Solutions(TM) to increase revenue from new and existing customers; D&B E-Business Solutions(TM) to convert prospects into clients faster by enabling business professionals to research companies, executives and industries; and D&B Supply Management Solutions(TM) to increase cash by generating ongoing savings from our customers’ suppliers and by protecting our customers from serious financial, operational and regulatory risk. For more information, please visit www.dnb.com.